090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20120312141-87
Ross Miller Secretary of State State of Nevada	Filing Date and Time 05/01/2012 1:06 PM
	Entity Number C18684-1999

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Pangenex Corp

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1. Corporate Name. The name of the corporation shall be changed to Virtual Sourcing, Inc.

Article 3. Authorized Stock. Common Stock 9,978,000,000 shares, par value$.001 and Preferred Stock 22,000,000 shares, par value $.001 for a total of 10,000,000,000 shares of Capital Stock. On or about May 3, 2012 the company will effect a reverse split of 1share for every 1,500 shares of common stock outstanding with all partial shares for holders of more than one share post reverse being rounded up and for all holders of only a partial share after the reverse receiving cash at the beginning trading price on the date the reverse is effective in the market.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51.6%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X SECRETARY

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.